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                      [LYNCH, CHAPPELL & ALSUP LETTERHEAD]

                                                                     EXHIBIT 5.1

                                November 7, 1996

Parallel Petroleum Corporation
One Marienfeld Place, Suite 465
Midland, Texas 79701

Gentlemen:

     We have acted as counsel to Parallel Petroleum Corporation, a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of 2,500,000 shares (or up to 2,875,000 shares if the underwriters exercise their over-allotment option in full) of Common Stock, $.01 par value ("Common Stock"), and 143,750 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants (the "Warrants"), of the Company pursuant to a Registration Statement on Form S-2 to be filed by the Company with the Securities and Exchange Commission (herein referred to as the "Registration Statement").

     We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of giving the opinions hereinafter set forth. We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

          (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

          (ii) the authorized capital stock of the Company consists of 40,000,000 shares of Preferred Stock, $.10 par value, of which, as of the date hereof, no shares are outstanding, and 100,000,000 shares of Common Stock, $.01 par value, of which, as of the date hereof, 14,896,358 shares are issued and outstanding; and

          (iii) the 2,500,000 shares of Common Stock, and up to an aggregate of 375,000 additional shares of Common Stock to cover over-allotments (if any), and the 143,750 shares of Common Stock issuable upon exercise of the Warrants, proposed to be issued and sold by the Company pursuant to the Registration Statement and the Underwriting Agreement with the underwriters will, upon issuance and delivery against payment thereof, be duly authorized and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading "Certain Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                            Yours truly,

                                            LYNCH, CHAPPELL & ALSUP,
                                            a Professional Corporation

                                         By: /s/  THOMAS W. ORTLOFF
                                             ---------------------------------
                                             Thomas W. Ortloff, Vice President